UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction (b).

OMB APPROVAL
OMB Number: 3235-0287
Expires: September 30, 1998
Estimated average burden hours per response. . . . . . 0.5

(Print or type respons)
==============================================================================
1.     NAME AND ADDRESS OF REPORTING PERSON*
       (Last)     (First)     (Middle)
       Barta      Winston
------------------------------------------------------------------------------
       (Street)
       #1 3289 Oak Street
------------------------------------------------------------------------------
       (City)          (State)          (Zip)
       Vancouver       B.C., Canada     V6H 2L4
------------------------------------------------------------------------------
3.     IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)
------------------------------------------------------------------------------
4.     STATEMENT FOR MONTH/YEAR
       01/99
------------------------------------------------------------------------------
5.     IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)
       Not Applicable
------------------------------------------------------------------------------
6.     RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (Check all applicable)
       /X/ Director                       / / 10% Owner
       /X/ Officer (give title below)     / / Other (specify below)
         Vice President
         --------------------------
------------------------------------------------------------------------------
7.     INDIVIDUAL OR JOINT/GROUP FILING (Check Applicable Line)
       /X/ Form filed by One Reporting Person
       / / Form filed by More than One Reporting Person
==============================================================================


==============================================================================
                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------
1.     TITLE OF SECURITY (Inst. 3)
       Common Stock
------------------------------------------------------------------------------
2.     TRANSACTION DATE (Month/Day/Year)
       01/05/99
------------------------------------------------------------------------------
3.     TRANSACTION CODE (Instr. 8)
       CODE: S               V: Not applicable
------------------------------------------------------------------------------
4.     SECURITIES ACQUIRED (A) OR DISPOSED OF (D) (Instr. 3, 4 and 5)
       AMOUNT                   (A) or (D)              Price
       50,000                   D                       $4.62 per share
------------------------------------------------------------------------------
5.     AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH
       (Instr. 3 and 4)
       50,000
------------------------------------------------------------------------------
6.     OWNERSHIP FORM: DIRECT (D) OR INDIRECT (I) (Instr. 4)
       D
------------------------------------------------------------------------------
7.     NATURE OF INDIRECT BENEFICIAL OWNERSHIP (Instr. 4)
       Not applicable.
------------------------------------------------------------------------------
Reminder: Reposrt on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).
==============================================================================


==============================================================================
TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------
1.     TITLE OF DERIVATIVE SECURITY (Instr. 3)
       Options to Acquire Common Stock
------------------------------------------------------------------------------
2.     CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY
       $.50
------------------------------------------------------------------------------
3.     TRANSACTION DATE (Month/Day/Year)
       12/23/98
------------------------------------------------------------------------------
4.     TRANSACTION CODE (Instr. 8)
       CODE                         V
       P                            Not applicable
------------------------------------------------------------------------------
5. NUMBER OF DERIVATIVE SECURITIES ACQUIRED (A) OR DISPOSED OF (D) (Instr. 3, 4, and 5)
       (A)               (D)
       50,000
------------------------------------------------------------------------------
6.     DATE EXERCISABLE AND EXPIRATION DATE (Month/Day/Year)
       DATE EXERCISABLE                    EXPIRATION DATE
       08/21/98                            08/21/03
------------------------------------------------------------------------------
7.     TITLE AND AMOUNT OF UNDERLYING SECURITIES (Instr. 3 and 4)
       TITLE                    AMOUNT OR NUMBER OF SHARES
       Common Stock             100,000
------------------------------------------------------------------------------
8.     PRICE OF DERIVATIVE SECURITY (Instr. 5)
       $0
------------------------------------------------------------------------------
9.     NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF MONTH
  (Instr. 4)
       50,000
------------------------------------------------------------------------------
10.    OWNERSHIP FORM OF DERIVATIVE SECURITY DIRECT (D) OR INDIRECT (I)
       (Instr. 4)
       D
------------------------------------------------------------------------------
11.    NATURE OF INDIRECT BENEFICIAL OWNERSHIP (Instr. 4)
       Not applicable.
------------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manully signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.


          /s/ Winston Barta                          01/05/98
     ---------------------------------          -------------------
     **Signature of Reporting Person                   Date